Exhibit 99.2
Orion Energy Systems, Inc
Supplemental Information
Fiscal 2011 Fourth Quarter and Twelve Months Ended March 31, 2011
May 18, 2011
On May 18, 2011, Orion Energy Systems, Inc. issued an earnings press release announcing preliminary financial results for its fiscal 2011 fourth quarter and full fiscal-year ended March 31, 2011. The purpose of the supplemental information included below is to provide further discussion and analysis of the Company’s preliminary financial results for the fourth quarter and twelve months ended March 31, 2011. Therefore, the accompanying information provided below should be read in conjunction with the earnings press release issued by the Company.
The Company is currently discussing with our independent registered public accounting firm whether GAAP would require us to account for our transactions under our historical Orion Throughput Agreements, or OTAs, as sales-type leases instead of our current accounting treatment of such transactions as operating leases. See the section within the earnings press release issued by the Company titled “Potential Change in Accounting for Certain Orion Throughput Agreements” for details on how the Company could potentially be required to restate its financial results.
Statement of Operations
Contracted Revenue. Total contracted revenue increased from $16.4 million for the fiscal 2010 fourth quarter (which included $3.3 million of future potential revenue streams associated with OTAs) to $29.0 million for the fiscal 2011 fourth quarter (which included $3.6 million of future potential revenue streams associated with OTAs), an increase of $12.6 million, or 77%. The increase in contracted revenues was due to increased orders for renewable technologies through our Orion Engineered Systems division, increased order activity for our integrated lighting systems and, to a lesser extent, an increase in new customer OTA contracts completed.
Total contracted revenue increased from $73.9 million for the fiscal year 2010 (which included $10.0 million of future potential revenue streams associated with OTAs and $1.7 million of future potential revenue streams associated with PPAs) to $103.9 million for fiscal year 2011 (which included $14.6 million of future potential revenue streams associated with OTAs and $1.9 million of future potential revenue streams associated with PPAs), an increase of $30.0 million, or 41%. We attribute this improvement in contracted revenue to an increase in orders for renewable technologies through our Orion Engineered Systems division and an increase in new customer OTA contracts, along with increased order activity for our integrated lighting systems from an improved economic environment during the second half of fiscal 2011.
For the fourth quarter and fiscal year 2011, we recognized $0.7 million and $2.4 million, respectively, of revenue from completed OTAs under the operating lease structure. We recognized $0.9 million in revenue from completed OTA capital leases during each of the fourth quarter and fiscal year 2011. As of March 31, 2011, we had signed 66 customers to OTA operating leases representing future potential gross revenue streams of $7.7 million. In the future, we continue to expect an increase in the volume of OTAs as our customers continue to take advantage of our value proposition without incurring up-front capital cost. However, an increasing mix of OTA contracts is expected to come from the capital lease structure.
The total amount of potential future gross GAAP revenue to be recognized from OTA operating leases and the discounted potential future value of PPAs as of March 31, 2011 was $10.9 million, a decrease of 46% compared to the $20.0 million as of December 31, 2010. The roll-forward of potential future gross GAAP revenue from these financed contracts from December 31, 2010 to March 31, 2011 is as follows (in thousands):

Future GAAP revenue expected to be recognized — December 31, 2010	$19,968
Q4 — Plus: New OTA contracted revenue (gross value)	3,567
Q4 — Less: New OTA contracted revenue — capital leases (gross value)	(2,487)
Q4 — Less: GAAP revenue recognized from converted OTAs to capital leases	(939)
Q4 — Less: GAAP revenue recognized from OTAs and PPAs — monthly operating leases	(708)
Q4 — Less: GAAP revenue recognized from sales of OTAs (net value)	(5,493)
Q4 — Less: Cost of capital and present value discounts from sales of OTAs	(1,825)
Q4 — Less: Partner rebate incentive pass-through (cumulative)	(1,224)

Future GAAP revenue expected to be recognized — March 31, 2011	$10,859

The timing of expected future GAAP revenue recognition from OTA operating leases and PPAs (and resulting operating cash inflows), assuming that all renewal periods will be exercised over the term of the contracts, was as follows as of March 31, 2011 (in thousands):

Fiscal 2012	$2,345
Fiscal 2013	2,379
Fiscal 2014	2,071
Fiscal 2015	1,658
Thereafter	2,406

$10,859

Revenue. Product revenue increased from $16.6 million for the fiscal 2010 fourth quarter to $29.6 million for the fiscal 2011 fourth quarter, an increase of $13.0 million, or 79%. The increase in product revenue was a result of $5.9 million of revenue from sales of renewable solar PV systems through our Orion Engineered Systems division, $5.5 million of OTA contracts sold to a third-party finance company and overall increased sales of our HIF lighting systems to both our national account and wholesale customers. Product revenue increased from $58.2 million for the fiscal year 2010 to $83.7 million for the fiscal year 2011, an increase of $25.5 million, or 44%.
Service revenue decreased from $2.3 million for the fiscal 2010 fourth quarter to $2.0 million for the fiscal 2011 fourth quarter, a decrease of $0.3 million, or 13%. Service revenue decreased from $7.2 million for the fiscal year 2010 to $6.0 million for the fiscal year 2011, a decrease of $1.2 million, or 17%. The decrease in service revenue was a result of the continued percentage increase of total revenue to our wholesale channels where services are not provided.
Backlog. Total cash order backlog as of March 31, 2011 was $7.8 million, which included $6.5 million of solar PV orders, compared to a backlog of $8.6 million as of December 31, 2010. We generally expect the non-solar PV backlog to be recognized as GAAP revenue in the first quarter of fiscal 2012, with the portion of backlog relating to solar PV orders recognized within the first three quarters of fiscal 2012. The roll-forward of cash backlog from December 31, 2010 to March 31, 2011 is as follows (in millions):

Backlog — December 31, 2010	$8.6
Q4 — Plus: Cash orders	25.5
Q4 — Less: GAAP revenue recognized	(31.6)
Q4 — Plus: Portion of GAAP revenue recognized from OTAs and PPAs	7.1
Q4 — Less: Other miscellaneous	(1.8)

Backlog — December 30, 2010	$7.8

Cost of Revenue and Gross Margin. Our cost of product revenue increased from $10.9 million for the fiscal 2010 fourth quarter to $20.9 million for the fiscal 2011 fourth quarter, an increase of $10.0 million, or 92%. Our cost of product revenue increased from $38.6 million for the fiscal year 2010 to $56.4 million for the fiscal year 2011, an increase of $17.8 million, or 46%.
Our cost of service revenues decreased from $1.8 million for the fiscal 2010 fourth quarter to $1.4 million for the fiscal 2011 fourth quarter, a decrease of $0.4 million, or 22%. Our cost of service revenue decreased from $5.3 million for the fiscal year 2010 to $4.5 million for the fiscal year 2011, a decrease of $0.8 million, or 15%.

Total overall gross margin decreased from 32.7% for the fiscal 2010 fourth quarter to 29.6% for the fiscal 2011 fourth quarter and decreased from 32.9% for the fiscal year 2010 to 32.1% for the fiscal year 2011. For the fiscal 2011 fourth quarter, our gross margins declined due to a higher mix of renewables revenue from our Orion Engineered Systems division and the impact from the OTA contracts sold during the quarter. Gross margin for the fiscal 2011 fourth quarter from renewables revenue was 22.6% and from OTA contracts sold was 20.4%. Gross margin from our HIF integrated systems revenue for the fiscal 2011 fourth quarter was 34.1%. For the fiscal year 2011, our decrease in gross margin versus the fiscal year 2010 was attributable to the aforementioned higher mix of renewables revenue and impact from the OTA contracts sold. These negative impacts were partially offset by cost containment efforts through the reduction of direct and indirect headcounts, improved production efficiencies resulting from the reengineering of our assembly process, negotiated price decreases on raw materials and reductions in discretionary spending.
General and Administrative Expenses. Our general and administrative expenses decreased from $3.5 million for the fiscal 2010 fourth quarter to $2.8 million for the fiscal 2011 fourth quarter, a decrease of $0.7 million, or 20%. The decrease was a result of $0.5 million incurred during the fiscal 2010 fourth quarter for litigation-related expenses and $0.1 million for severance costs that did not recur in the fiscal 2011 fourth quarter, along with a $0.1 million overall reduction in consulting and legal expenses in the fiscal 2011 fourth quarter.
General and administrative expenses decreased from $12.8 million for the fiscal year 2010 to $11.4 million for the fiscal year 2011, a decrease of $1.4 million, or 11%. The decrease was a result of $0.5 million in reduced compensation costs resulting from headcount reductions and reduced severance payments, a $0.3 million reduction in bad debt expense from the prior year, a $0.2 million decrease in legal expenses, a $0.2 million decrease in consulting and auditing services and $0.2 million in discretionary spending reductions.
Sales and Marketing Expenses. Our sales and marketing expenses increased from $3.4 million for the fiscal 2010 fourth quarter to $3.6 million for the fiscal 2011 fourth quarter, an increase of $0.2 million, or 6%. The increase was a result of increased costs for headcount additions and increased travel for customer site visits.
Sales and marketing expenses increased from $12.6 million for the fiscal year 2010 to $13.7 million for the fiscal year 2011, an increase of $1.1 million, or 9%. The increase was a result $0.5 million in increased travel costs for customer site visits, a $0.2 million increase in compensation costs related to headcount additions during the year, a $0.2 million in business development expenses related to our efforts to expand our partner channels, a $0.1 million increase for advertising and marketing expenses and $0.1 million for additional technology costs. Total sales and marketing headcount was at 85 both at March 31, 2011 and March 31, 2010.

Research and Development Expenses. Our research and development expenses decreased from $0.6 million for the fiscal 2010 fourth quarter to $0.5 million for the fiscal 2011 fourth quarter, a decrease of $0.1 million, or 17%. Expenses incurred within the fiscal 2011 fourth quarter related to compensation costs for the development and support of new products, depreciation expenses for lab and research equipment and sample and testing costs related to our light emitting diode, or LED, product initiatives.
Research and development expenses increased from $1.9 million for the fiscal year 2010 to $2.3 million for the fiscal year 2011, an increase of $0.4 million, or 21%. The increase in expense for fiscal 2011 was due to increased spending on the development of new product offerings, including our new exterior lighting and our LED product initiatives. We also incurred expenses improving our existing energy management control solutions, including our recent improvements to our dynamic control devices.
Interest Expense. Our interest expense increased from $63,000 for the fiscal 2010 fourth quarter to $183,000 for the fiscal 2011 fourth quarter, an increase of $120,000, or 190%. Our interest expense increased from $260,000 for the fiscal year 2010 to $406,000 for the fiscal year 2011, an increase of $146,000, or 56%. The increase in interest expense for the fiscal 2011 fourth quarter and full fiscal year 2011 was due to additional debt funding completed during fiscal 2011 for the purpose of financing our OTA projects.
Interest Income. Interest income decreased from $21,000 for the fiscal 2010 fourth quarter to $13,000 for the fiscal 2011 fourth quarter, a decrease of $8,000 or 38%. Interest income decreased from $0.3 million for the fiscal year 2010 to $31,000 for the fiscal year 2011, a decrease of $0.2 million or 67%. The decrease in investment income was a result of less cash invested and a decrease in interest rates on our short-term investments.
Income Taxes. Our income tax expense increased from a benefit of $0.3 million for the fiscal 2010 fourth quarter to income tax expense of $0.5 million for the fiscal 2011 fourth quarter. Our income tax benefit decreased from a benefit of $1.4 million for the fiscal year 2010 to a benefit of $0.3 million for the fiscal year 2011. Our effective income tax rate for the fiscal year 2010 was a benefit rate of 24.4%, compared to a benefit rate of 33.1% for the fiscal year 2011.
During the fourth quarter of fiscal 2011, we converted almost all of our existing incentive stock options (ISOs) to non-qualified stock options (NQSOs). This conversion was applied retrospectively allowing us to benefit $0.6 million of income tax expense related to non-deductible ISO stock compensation expense that was previously deferred for income tax purposes. The conversion reduced our effective tax rate for the fourth quarter of fiscal 2011 to 21.3% from a pre-conversion rate of 48.6% and for the full fiscal year to a benefit rate of 33.1% from a pre-conversion income tax expense rate of 35.5%. The conversion of ISOs to NQSOs will greatly reduce the effective tax rate volatility that we have historically experienced at nominal pre-tax earnings levels. The change in tax rate versus the prior fiscal year is due to the difference between taxable losses during fiscal 2010 and the related impact of the non-deductible stock compensation expense and taxable income during fiscal 2011, along with the impact of federal credits available to us.
Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash used in operating activities for the fiscal year 2011 was $6.4 million and consisted of net cash of $12.7 million used for working capital purposes offset by net income of $1.2 million and adjusted for non-cash expense items of $5.1 million. Cash used for working capital consisted of an increase of $11.9 million in accounts receivable due to the increase in revenue and a $3.5 million increase in inventory for purchases described in the section below titled “Working Capital.” Cash provided by working capital included a $4.7 million increase in accounts payable related to payment terms on inventory purchases during the fiscal 2011 fourth quarter.
Cash used in operating activities for the fiscal year 2010 was $8.6 million and consisted of net cash of $7.9 million used for working capital purposes and a net loss of $4.2 million, offset by non-cash expense items of $3.5 million. Cash used for working capital purposes consisted of an increase of $3.2 million in trade receivables and a $6.4 million increase in inventories resulting from purchases of ballast and wireless component inventories. We increased our level of inventory for these components due to longer lead times and supply availability concerns for inventory components shipping out of Asia. These amounts were offset by an increase of $1.5 million in accrued expenses resulting from increases in accrued severance costs, increases in accrued legal expenses and increased deposit payments for OTA contracts.
Cash Flows Related to Investing Activities. For the fiscal year 2011, cash used in investing activities was $7.7 million. This included a net $4.3 million invested in equipment related to our OTA and PPA finance programs, $3.2 million for capital improvements related to our information technology systems, renewable technologies, manufacturing and tooling improvements and facility investments and $0.2 million for patent investments.
For the fiscal year 2010, cash used in investing activities was $5.2 million. This included $5.6 million for capital expenditures related to our technology center, operating software systems, and processing equipment for capacity and cost improvement measures, $4.8 million for equipment related to our OTA and PPA finance programs and $0.3 million for investment into patents. These amounts were partially offset by cash provided from the maturation of short-term investments of $5.5 million.

Cash Flows Related to Financing Activities. For the fiscal year 2011, cash flows provided by financing activities was $2.2 million. This included $3.7 million in new debt borrowings to fund OTA and capital projects, $0.5 million received from stock option and warrant exercises and $0.1 million for excess tax benefits from stock based compensation. Cash flows used in financing activities included $2.0 million for repayment of long-term debt and $0.1 million for costs related to our new credit agreement.
For the fiscal year 2010, cash flows provided by financing activities was $1.0 million. This included proceeds of $2.0 million received from stock option and warrant exercises, $0.2 million for proceeds from long-term debt and $0.1 million for excess tax benefits from stock based compensation, offset by cash flows used in financing activities, which included $0.5 million for common share repurchases and $0.8 million used for the repayment of long-term debt.
Working Capital
Our net working capital as of March 31, 2011 was $53.7 million, consisting of $70.5 million in current assets and $16.8 million in current liabilities. Our net working capital as of March 31, 2010 was $55.7 million, consisting of $67.9 million in current assets and $12.2 million in current liabilities. Our accounts receivables have increased from our prior fiscal year end by $11.9 million as a result of our increased revenues during the second half of fiscal year 2011, as well as an increase in finance receivables related to OTA contracts. Our inventories have increased from our fiscal 2010 year end by $3.5 million due to an increase in the level of our wireless control inventories of $1.4 million based upon our wireless control initiatives and a $2.6 million increase in ballast component inventories to avoid potential supply disruptions. The vast majority of our wireless components are assembled overseas and require longer delivery lead times. In addition, overseas suppliers require deposit payments at time of purchase order.
During the fiscal year 2011, we continued to increase our inventory levels of key electronic components, specifically electronic ballasts, to avoid potential shortages and customer service issues as a result of lengthening supply lead times and product availability issues. We continue to monitor supply side concerns within the electronic components market and believe that our current inventory levels are sufficient to protect us against the risk of being unable to deliver product as specified by our customers’ requirements. We are continually monitoring supply side concerns through conversations with our key vendors and currently believe that supply availability concerns appear to have moderated, but have not diminished to the point where we anticipate reducing safety stock to the levels that existed prior to the electrical components supply issues. We also remained concerned that the recent tragic events in Japan could lead to additional supply chain disruptions of these important electronic components.
We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.
Capital Spending
We spent $3.2 million on capital expenditures during the fiscal year 2011 on information technologies, renewable energy-related investments and other tooling and equipment for new products and cost improvements in our manufacturing facility. We expect to incur $2.5 to $3.0 million in capital expenditures during the fiscal year 2012, excluding capital to support OTA contracts under the operating lease structure. Our capital spending plans predominantly consist of further cost improvements in our manufacturing facility, improvements to our building and headquarters, new product development and investment in information technology systems. We consider the completion of our information systems critical to our long-term success and our ability to ensure a strong control environment over financial reporting and operations. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Definition of Contracted Revenues
Orion defines contracted revenues, which is a financial measurement not recognized under GAAP, as contracted revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and discounted potential future revenues under PPAs. These contracts are expected to be paid by the Company’s customers over the life of the OTAs and solar PPAs. For OTA and cash contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For PPA contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the PPAs within 180 days from the firm contract date. Orion believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the related different GAAP revenue recognition treatment.
Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2011 fourth quarter and fiscal-year ended March 31, 2011 (in millions).

	Three months ended March	Twelve months ended March
	31, 2011	31, 2011
Total contracted revenues	$29.0	$103.9
Change in backlog (1)	0.8	(4.6)

	Three months ended March	Twelve months ended March
	31, 2011	31, 2011
Contracted revenue from OTAs and PPAs (2)	(3.6)	(16.5)
Sale of OTA contracts	5.5	5.5
OTA and PPA GAAP revenue	0.7	2.4
Other miscellaneous	(0.8)	(1.0)

Revenue — GAAP basis	$31.6	$89.7

(1)	Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied, typically within 90 days from the end of the period.

(2)	Contracted revenues from OTAs and PPAs are subtracted to reconcile the GAAP revenue as recognition of GAAP revenue will occur in future periods.
Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions, including customer capital expenditure budgets; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the increasing customer preferences to purchase the Company’s products through its OTAs and PPAs rather than through cash purchases; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) the increasing relative volume of the Company’s product sales through its wholesale channel; (viii) a reduction in the price of electricity; (ix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (x) increased competition from government subsidies and utility incentive programs; (xi) dependence on customers’ capital budgets for sales of products and services; (xii) Orion’s development of, and participation in, new product and technology offerings or applications; (xiii) legal proceedings, including the securities litigation pending against Orion; and (xiv) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our Web site.